Exhibit 10.9

ISLE OF CAPRI CASINOS, INC.
NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
COMPLIANCE AMENDMENT
(2007 Transitional Payment Election)

Whereas, Isle of Capri Casinos, Inc., (the “Company”) maintains the Isle of Capri Casinos, Inc. Nonemployee Director Deferred Compensation Plan, which plan is intended to be a nonqualified deferred compensation plan, first effective as of January 11, 2005 (the “Plan”);

Whereas, Article 9 of the Plan permits amendment by the Board of Directors of the Company or the Compensation Committee thereof, and such committee has authorized the amendment of the Plan to permit certain transitional elections contemplated under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder;

Now, Therefore, effective as of October 15, 2007, the following Paragraph 7.9 shall be added to the Plan to read in its entirety as follows:

“7.9 Transitional Elections. Notwithstanding any provision of the Plan to the contrary, a Participant herein as of October 30, 2007, who has not yet received his or her benefits hereunder (or the distribution of such benefits has not yet commenced) (a “Continuing Participant”) shall be entitled to:

a.                                       Designate a time of payment with respect to his or her interest in the Plan, which shall not be earlier than the date on which he or she is deemed to separate from service as a member of the Board of Directors of the Company within the meaning of Code Section 409A or January 1, 2008, if later.

b.                                      Elect either (i) to receive his or her benefits in the form of a single-sum payment or not more than ten annual installments, or (ii) to increase or decrease the number of installment payments previously in effect.

Any such designation shall be made on forms provided by the Committee or its designee and shall be given effect provided it is received and accepted by the Committee or its designee not later than December 31, 2007, or such earlier date as may be deemed necessary or appropriate. Unless a Continuing Participant otherwise provides, any such election shall apply to such Participant’s entire Plan interest.

If a Continuing Participant fails to timely submit an election hereunder, he or she shall be deemed to have elected the distribution of his or her interest in the Plan in accordance with the provisions of Paragraph 7.1 thereof. Any designation or deemed designation hereunder shall be subject to modification as provided in Paragraph 7.4 hereof.”

This 2007 Transitional Payment Election was approved by the Compensation Committee of the Board of Directors of the Company on October 15, 2007.

ISLE OF CAPRI CASINOS, INC.